FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT

WHEREAS, Sphere 3D Corp., an Ontario corporation (the "Employer"), and Kurt Kalbfleisch (the "Executive") entered into a Third Amended and Restated Employment Agreement dated November 11, 2025 (the "November 2025 Employment Agreement").

AND WHEREAS, the Employer entered into Amendment No. 1 to the November 2025 Employment Agreement dated as of March 5, 2026 (the "March 2026 Amendment," and together with the November 2025 Employment Agreement, the "Prior Employment Agreement").

AND WHEREAS, the Employer has agreed to acquire Cathedra Bitcoin Inc., a British Columbia corporation ("Cathedra"), pursuant to the terms of that certain Arrangement Agreement, dated March 5, 2026, by and among the Employer, Cathedra, and the other parties thereto (the "Arrangement Agreement");

AND WHEREAS, the Employer and the Executive desire to further amend, restate, and replace the Prior Employment Agreement in its entirety as set forth herein by entering into this Fourth Amended and Restated Employment Agreement (the "Agreement"), to be effective if and immediately following the closing of the transactions contemplated in the Arrangement Agreement (the "Effective Date"), subject to execution and delivery of this Agreement by both parties.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency whereof are hereby acknowledged), the parties covenant and agree with each other as follows:

1. Replacement.  Each party respectively acknowledges and declares that, as of the date hereof, the foregoing recitals, insofar as they relate to it, are true and correct.  All other agreements entered into between the Employer and the Executive, including the Employment Agreement dated June 20, 2022, the New Employment Agreement dated March 27, 2024, the Amended and Restated Employment Agreement dated April 22, 2025 (the "April 2025 Employment Agreement"), the May 2025 Employment Agreement, the November 2025 Employment Agreement, and the March 2026 Amendment, regarding the matters contained in this Agreement, whether written or oral, are terminated, except as specifically set forth below.

2. Employment.  The Employer agrees to employ the Executive, and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.

3. Duties.  The Executive shall serve the Employer as its Chief Financial Officer (the "CFO") and shall have the customary powers, responsibilities, and authorities of a CFO, as are reasonably assigned by the Chief Executive Officer of the Employer.

4. Term.  This Agreement shall be terminable "at will," which means by either party, with or without Cause (defined below), notice, or Good Reason (defined below) at any time, subject to Section 7 below.

5. Compensation and Benefits.  The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

(a) Base Salary.  During the term of this Agreement, for all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a starting base salary at the annual rate of USD$330,000 ("Base Salary").  The Base Salary shall be reviewed annually, with the first salary review to be effective as of January 31, 2027 (with the term "Base Salary" to include any increase in the rate thereof).  In no event shall the Base Salary be decreased below the then-current Base Salary without the Executive's prior written consent; provided that the Employer may reduce Base Salary proportional with other executives pursuant to a company-wide reduction of all executive salaries due to financial conditions.  The Base Salary shall be payable in periodic installments in accordance with the Employer's usual practice for its senior executives.

(b) Annual Bonus.  In addition to his Base Salary, for each fiscal year of the Employer while the Executive is employed by the Employer, the Executive shall be eligible to receive an annual discretionary bonus (each an "Annual Bonus"). The target amount of each such Annual Bonus shall be ninety percent (90%) of the Executive's Base Salary, in each case as approved by the Board of Directors (the "Board") (the "Target Bonus"), though the actual amount of each Annual Bonus earned (which may be more or less than the Target Bonus), if any, will be determined by the Board (or a committee of the Board with proper authority), in its sole discretion, based on (i) the performance of the Employer, and (ii) the performance criteria for the Executive as determined by the Board (or a committee thereof) in its sole discretion, which shall be reasonably formulated in consultation with the Executive based on the objectives and operational state of the business.  The Board shall develop and document in writing the performance criteria for the payment of the Annual Bonus by the end of the first quarter of the applicable fiscal year of the Employer.  Subject to Section 7(a) below, the payment of the Annual Bonus, if any, shall be in the Board's sole discretion, and the Executive must be an active employee of the Employer in good standing at the time of payment in order to receive the Annual Bonus.  Any Annual Bonus earned for any fiscal year of the Employer shall be paid in the immediately following fiscal year of the Employer, as soon as practicable.  In addition, the Board, in its sole discretion, may approve the issuance of additional restricted stock units and/or options of the Employer ("RSUs") based upon the achievement of certain performance and financial thresholds as determined by the Board in consultation with the Executive, which shall be communicated to the Executive by March 31st of each performance year.  In the absence of the Board's communication to the Executive of the performance criteria for the Target Bonus or RSUs by March 31st of a performance year (subject to any extensions agreed among the Employer and the Executive), it shall be assumed at year-end that the Executive is entitled to the full amount of the Target Bonus, subject to the other earning conditions stated in this Section 5(b). Notwithstanding anything to the contrary herein, for the avoidance of doubt, for fiscal year 2026, Executive's Annual Bonus shall be in the full discretion of the Board (or a committee of the Board with proper authority) and shall be no more than 7/12 of the Target Bonus.

(c) Regular Benefits.  The Executive shall be entitled to family health insurance benefits from Employer (fully paid for by the Employer), and shall also be entitled to participate in any employee benefit plans, life insurance plans, disability income plans, retirement plans, expense reimbursement plans and other benefit plans which the Employer may from time to time have in effect for any of its executive management employees.  Participation in any Employer benefit plan shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board, or any administrative or other committee provided for in or contemplated by any such plan.  Except with respect to the aforementioned health insurance benefits, nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.  The Executive may, in his discretion, retain, or obtain, his personal life, accident, family medical, dental, vision and/or other insurance plans and benefits, the costs of which shall be reimbursed by the Employer to the Executive.  The Executive understands that all benefits provided in this section may be reduced by, or subject to, all applicable taxes.  Employer shall reimburse the Executive for the cost of obtaining or retaining his personal life, accident, family medical, dental, vision and/or other insurance plans and benefits, including out-of-pocket expenses related to family medical expenses and deductibles, the costs of which shall be reimbursed by the Employer to the Executive in an amount up to an average of five thousand dollars ($5,000) per month during the Employment Term.

(d) Vacation.  The Executive shall be entitled to paid vacation in accordance with Sphere's policies as such policies may exist from time to time.

(e) Taxation of Payments and Benefits.  The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement shall be subject to all applicable deductions and withholdings.  Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any legally required payments or benefits or for any legally required deduction or withholding from any payment or benefit.

(f) Expenses.  The Employer shall reimburse the Executive for all approved reasonable and necessary business-related out-of-pocket expenses incurred or paid by the Executive in performing his duties under this Agreement and that are consistent with applicable policies of the Employer.  The Employer shall also reimburse the Executive for all preapproved reasonable professional organization membership fees that are consistent with the Executive's professional accreditations or are otherwise required to fulfill the Executive's duties for the Employer.  All payments for reimbursement of such expenses shall be made upon presentation by the Executive of expense statements or vouchers and such other supporting information as the Employer may from time-to-time reasonably request.

(g) Exclusivity of Salary and Benefits.  The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement.

(h) Increase of D&O Limits.  The Employer undertakes to perform a review of its Director and Officer Liability coverage on a periodic basis and increase coverage under such policy as deemed appropriate by the Board.  In the event of a Change in Control or termination of the employee (to the extent not already covered in the existing policy), the Employer shall covenant and agree to purchase a six year "tail option" for the Executive which addresses the statute of limitations.

(i) Retention Bonus.  Should the proposed acquisition of Cathedra by the Employer or any of its affiliates (the "Transaction") be consummated during the Executive's employment with the Employer, then, following the consummation of the Transaction, if and only if (a) the Employer and its subsidiaries and affiliates (including, without limitation, Cathedra) (collectively, the "Combined Company") establish an aggregate of sixty-three (63) megawatts of online power capacity (subject to such aggregate amount of megawatts being reduced on a one-to-one basis in connection with any sale of a datacenter site approved by either (A) the Employer's or Cathedra's board of directors, as applicable, prior to the consummation of the Transaction, or (B) the Combined Company's board of directors following the consummation of the Transaction) by the second anniversary of the consummation of the Transaction (the "Megawatt Condition"), and (b) either (i) the Executive continues to be employed with the Employer through January 1, 2027, or (ii) the Executive's employment with the Employer is terminated for any reason (including, for the avoidance of doubt, on account of Executive's death or Disability) other than by the Employer for Cause or by the Executive without Good Reason (the "Employment Condition," and together with the Megawatt Condition, the "Vesting Conditions"), the Employer (or its successor entity) shall pay the Executive a cash bonus in an amount equal to $1,095,000 (the "Cash Bonus").  The Cash Bonus, if any, shall be payable in monthly installments of $91,250, with the first installment to be made in the calendar month in which the last Vesting Condition was satisfied and the last installment (which shall include the $91,250 plus any unpaid balance of such Cash Bonus) to be made no later than March 15 of the calendar year immediately following the calendar year in which the last Vesting Condition was satisfied (for the avoidance of doubt, the entire Cash Bonus shall be paid to the Executive no later than such March 15).  Notwithstanding the foregoing, (x) if the Megawatt Condition is not satisfied by the second anniversary of the Transaction, (y) the Executive's employment with the Employer is terminated by the Employer for Cause or by the Executive without Good Reason prior to January 1, 2027, or (z) the Executive's employment is terminated either by the Employer without Cause or by the Executive for Good Reason prior to January 1, 2027, then, in each case, the Executive shall not be entitled to the Cash Bonus hereunder.  For the avoidance of doubt, if the Executive's employment with the Employer terminates for any reason on or after January 1, 2027 (including, for the avoidance of doubt, on account of Executive's death or Disability), then the Executive will remain eligible to receive the Cash Bonus once the Megawatt Condition is satisfied (regardless of whether the Executive is employed at the time the Megawatt Condition is satisfied); provided that the Executive shall not be entitled to receive the Cash Bonus to the extent the Executive's employment was terminated either by the Employer without Cause or by the Executive for Good Reason prior to January 1, 2027, which entitles the Executive to the Conditional Severance Payment under Section 7(d) of this Agreement.

In the event the Board reduces the Megawatt Condition for any other executive(s) of the Employer, the Megawatt Condition herein shall automatically be reduced (or waived) to the same extent.

Notwithstanding the foregoing, upon any applicable Cash Bonus monthly payment date, if the Combined Company's board of directors, acting reasonably, determines that the Combined Company does not have sufficient cash to pay such monthly payment, then the Combined Company may satisfy such payment in the form of fully vested common shares of the Combined Company with a fair market value equal to the monthly installment payment, provided the issuance of such shares by the Combined Company is registered under the Securities Act of 1933, as amended (the "Securities Act").

(j) Transaction Bonus.  Should the Transaction be consummated and the Executive is employed with the Employer upon the consummation of the Transaction (the "Transaction Date"), the Employer shall pay the Executive a transaction bonus equal to $300,000 (the "Transaction Bonus").  The Employer shall pay the Executive the Transaction Bonus in three (3) equal monthly installments on the first payroll date following the Transaction Date, and the first payroll dates following the first and second month anniversaries of the Transaction Date.

6. Extent of Service.

(a) During the Executive's employment under this Agreement, the Executive shall devote the Executive's full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer's interests and to the discharge of the Executive's duties and responsibilities under this Agreement.  The Executive shall not engage in any other business activity, except as may be approved by the Board, such approval not to be unreasonably withheld; provided, that nothing in this Agreement shall be construed as preventing the Executive from:

(i) investing the Executive's assets in any company or other entity in a manner not prohibited by Section 8(d) and in such form or manner as shall not require any material activities on the Executive's part in connection with the operations or affairs of the companies or other entities in which such investments are made;

(ii) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive's ability to fulfill the Executive's duties and responsibilities under this Agreement; and

(iii) participating or sitting on the Boards of other companies, provided that the Executive shall notify the Board and seek the Board's approval, which approval shall not be unreasonably withheld, and such involvement does not detract from the Executive fulfilling his responsibilities to the Employer under this Agreement.

(b) The Executive shall cooperate with the Employer in the event the Employer wishes to obtain key-man insurance on the Executive.  Such cooperation shall include, but not be limited to, taking any physical examinations that may be requested by the insurance company.

7. Termination and Termination Benefits.

(a) Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation under this Agreement shall terminate on the date of termination of the Executive's employment under this Agreement.  In the event of termination of the Executive's employment by the Employer without Cause (as defined below) or by the Executive for Good Reason (as defined below), the Employer shall provide to the Executive the following termination benefits ("Termination Benefits"):

(i) (A) If Executive's employment terminates prior to January 1, 2027, the payments described in Section 7(d) below; or (B) if Executive's employment terminates on or after January 1, 2027, continued payment of the Executive's Base Salary plus the Executive's Target Bonus (based on it being payable in full), in each case, in effect as of the date of termination for the period from the date of termination until the date that is twelve (12) months after the date of termination to be paid as salary continuation;

(ii) all unpaid and accrued vacation since the Transaction Date through the date of termination;

(iii) if the Executive is participating in the Employer's health insurance plan on the date of termination, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as "COBRA"), with the Employer paying the entire cost of the regular premium for such benefits for eighteen (18) months after the date of termination; or if at the Executive's discretion, retain, or obtain, his family medical, dental, vision and/or other insurance plans and benefits, the costs of which shall be reimbursed by the Employer to the Executive as continuation of reimbursement of the Executive's costs for the aforementioned benefit for a period of eighteen (18) months, subject to a maximum average monthly reimbursement to the Executive of five thousand dollars ($5,000);

(iv) the RSUs and options, both vested and unvested, previously granted, to the Executive shall immediately vest; and

(v) a pro rata share of the Executive's Target Bonus (based on it being payable in full) at the date of termination, and any declared but unremitted bonus payment owing that had not yet been paid to the Executive from the prior year.

Any payment(s) of the Termination Benefits shall be conditional upon the execution, delivery, and, if applicable, non-revocation by the Executive of a full and final release of claims agreement in favor of Sphere, substantially in the form and substance as set forth in Exhibit A attached hereto (the "Release"), by the earlier of the date specified in such Release or the 60th day following the date of termination.

Notwithstanding the foregoing, nothing in this Section 7(a) shall be construed to affect the Executive's right to receive COBRA continuation entirely at the Executive's own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive's right to cost sharing under Section 7(a)(iii) ceases.  Additionally, Employer and Executive agree that the cost sharing under Section 7(a)(iii) above shall apply in the case of a termination of Executive's employment with the Employer for any reason other than a termination for Cause.

For purposes of this Agreement, the term "Cause" shall mean:

(i) materially dishonest or fraudulent statements or acts of the Executive with respect to the Employer or any affiliated entity of the Employer;

(ii) the Executive's conviction of, or entry of a plea of guilty or nolo contendere for, (A) a felony or (B) any misdemeanor (excluding minor traffic violations) involving moral turpitude, deceit, dishonesty or fraud;

(iii) willful misconduct of the Executive or the willful failure of the Executive without justification, within thirty (30) days after receipt by the Executive of written notice from the Board, to comply with reasonable specific written instructions of the Board; or

(iv) material breach by the Executive of this Agreement, or any breach of the restrictive covenant provisions contained in Section 8 below, provided that the Employer has given written notice to the Executive of such asserted material breach and the Executive has failed to cure such breach within thirty (30) days of such notice.  For purposes of this definition of Cause, conduct shall not be considered to be "willful" unless done, or omitted to be done, by the Executive not in good faith and without a reasonable basis to believe that such conduct (or lack thereof) was in the best interests of the Employer.

For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following without the Executive's written consent:

(i) a material reduction in the compensation (including Base Salary (other than as part of a company-wide reduction as described in Section 5(a)), or Target Bonus opportunity), duties, authorities, title, or responsibilities of the Executive;

(ii) a material breach by Employer of this Agreement;

(iii) a diminution in the Executive's title, compensation, or responsibilities; and/or

(iv) the relocation of the geographic location of the Executive's principal place of employment by more than twenty-five (25) miles from the location of the Executive's principal place of employment as of the Effective Date or denial of the Executive's working remotely.

Notwithstanding the foregoing, "Good Reason" shall not exist unless: (w) the Executive provides the Employer written notice setting forth the circumstances of such conduct or condition within ninety (90) days following the date that the Executive becomes aware of such circumstances constituting "Good Reason" (the "Good Reason Notice"); (x) the Employer has thirty (30) days to cure such conduct or condition claimed to give rise to Good Reason; (y) the Employer fails to cure by the end of the thirty (30)-day cure period; and (z) the Executive resigns for Good Reason within one hundred eighty (180) days following the Employer's failure to cure.

The parties hereto acknowledge and agree that Executive has Good Reason as of the Effective Date under the Prior Employment Agreement, due to the change in his title from Chief Executive Officer to Chief Financial Officer pursuant to the terms of the Prior Employment Agreement, which is specifically incorporated herein by reference for this purpose (including, for the avoidance of doubt, the procedural requirements to provide notice of, and resign for, Good Reason).

For purposes of this Agreement, a "Change in Control" shall mean the occurrence after the date hereof of any of (a) acquisition by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of Employer, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of Employer (calculated on an as-converted basis, regardless of any restrictions on conversion), (b) Employer merges into or consolidates with any other person or entity, or any person or entity merges into or consolidates with Employer and, after giving effect to such transaction, the stockholders of Employer immediately prior to such transaction own less than fifty percent (50%) of the aggregate voting power of Employer (calculated on an as-converted basis, regardless of any restrictions on conversion) or the successor entity of such transaction, (c) Employer sells or transfers all or substantially all of its assets to another person or entity and the stockholders of Employer immediately prior to such transaction own less than fifty percent (50%) of the aggregate voting power of the acquiring entity immediately after the transaction (calculated on an as-converted basis, regardless of any restrictions on conversion), or (d) the execution by Employer of an agreement to which Employer is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (c) above.

In the event of a Change in Control, in consideration of and contingent upon receipt of his Termination Benefits, the Executive shall help transition his duties for a three (3)-month period following the date of termination if requested in writing by the Employer during reasonable business hours.

(b) Disability.  If the Executive shall be disabled so as to be unable to perform the essential functions of the Executive's then existing position or positions under this Agreement with reasonable accommodation ("Disability"), the Board may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employer during the period of such disability.  Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive's full Base Salary and be eligible for benefits under Sections 5(a) and 5(c) of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to twelve (12) months.  In addition, the Executive shall be entitled to receive the pro rata portion of the Target Bonus (based on it being payable in full) up to the date of the Disability.  If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive's then existing position or positions with reasonable accommodation, the Executive may, and at the request of the Employer shall, submit to the Employer a certification in reasonable detail by the Executive's physician and at the Board's discretion, verified by a physician selected by the Employer to whom the Executive or the Executive's guardian has no reasonable objection as to whether the Executive is so disabled and such certification shall for the purposes of this Agreement be conclusive of the issue.  The Executive shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and the Executive shall fail to submit such certification, the Employer's determination of such issue shall be binding on the Executive.  Nothing in this Section 7(b) shall be construed to waive the Executive's rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Death.  Upon the death of the Executive, the Executive shall receive no payments other than accrued and unpaid wages, unpaid and accrued vacation, and bonuses, vested equity awards, and RSUs, and any other amounts to which the Executive may then be entitled under the Agreement to the effective date of termination.  In addition, any unvested RSUs or other equity grants shall be deemed vested as of the day immediately prior to the date of death.  All such amounts shall be paid to the Executive's estate.

(d) Notwithstanding anything to the contrary in this Agreement, in the event of the termination of Executive's employment either by the Employer without Cause or by Executive for Good Reason in connection with the consummation of the Transaction or prior to January 1, 2027, then in lieu of the Termination Benefits provided under Section 7(a), Employer shall pay or otherwise provide Executive:

(i) subject to and conditioned upon the satisfaction of the Megawatt Condition, a cash amount equal to $1,095,000 (the "Conditional Severance Payment");

(ii) the benefits described in Section 7(a)(iii);

(iii) the benefits described in Section 7(a)(iv) with respect to equity awards granted to the Executive prior to the Transaction Date; and

(iv) only in the event of a termination without Cause, Executive shall vest in a prorated portion of all equity awards granted to the Executive on or following the Transaction Date through the date of termination, with the proration being a fraction equal to (A) the total number of days from the Transaction Date through the termination date divided by (B) the total number of days in the full vesting schedule applicable to each such award (measured from the grant date through the scheduled vesting completion date).

The Conditional Severance Payment, if any, shall be payable as salary continuation for the eighteen (18)-month period following termination of Executive's employment by the Employer without Cause or by the Executive for Good Reason; provided, however, that if the Megawatt Condition is not satisfied as of the date of termination of Executive's employment, payment shall commence on the first payroll period of the Employer following such satisfaction of the Megawatt Condition, with the first installment including payment of all prior unpaid amounts through such date.  Notwithstanding the foregoing, and for the avoidance of doubt, if the Megawatt Condition is not satisfied by the second anniversary of the Transaction Date, the Executive shall not be entitled to the Conditional Severance Payment and shall only be entitled to the benefits described in Sections 7(a)(iii) and 7(a)(iv).

Notwithstanding the foregoing, upon any applicable Conditional Severance Payment monthly payment date, if the Combined Company's board of directors, acting reasonably, determines that the Combined Company does not have sufficient cash to pay such monthly payment, then the Combined Company may satisfy such payment in the form of fully vested common shares of the Combined Company with a fair market value equal to the monthly installment payment, provided the issuance of such shares by the Combined Company is registered under the Securities Act.

Any payment(s) made to the Executive as set forth in Section 7(d) shall be conditional upon the execution and delivery (and non-revocation) by the Executive of the Release, no later than (y) the earlier of the date specified in such Release or the 60th day following the date of termination or (z) the date on which the Megawatt Condition is satisfied.

Notwithstanding the foregoing, nothing in this Section 7(d) shall be construed to affect the Executive's right to receive COBRA continuation entirely at the Executive's own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive's right to cost sharing under Section 7(d)(iii) ceases.

For the avoidance of doubt, if the Conditional Severance Payment becomes payable to Executive hereunder, then Executive shall not be entitled to the Cash Bonus.

8. Confidential Information, Noncompetition and Cooperation.

(a) Confidential Information.  As used in this Agreement, "Confidential Information" means information belonging to the Employer which is of value to the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer.  Confidential Information includes, without limitation, financial information, reports and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) that have been developed for the Employer, or discussed or considered by the management of the Employer and that have specific application to the Employer.  Confidential Information includes information developed by the Executive in the course of the Executive's employment by the Employer, as well as other information to which the Executive may have access in connection with the Executive's employment.  Confidential Information also includes the confidential information of others with which the Employer has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include the following: information in the public domain, including general market or industry knowledge, unless due to breach of the Executive's duties under Section 8(b); any of the items listed in this Section 8 that were developed, possessed or created by the Executive prior to the date of this Agreement; or any designs, inventions and other intellectual property conceptualized by the Executive during the period he is employed by the Employer but which are not directly related to the Employer's business operations.

(b) Confidentiality.  The Executive understands and agrees that the Executive's employment creates a relationship of confidence and trust between the Executive and the Employer with respect to all Confidential Information.  At all times, both during the Executive's employment with the Employer and after its termination, the Executive shall keep in confidence and trust all such Confidential Information, and shall not use or disclose any such Confidential Information without the prior written consent of the Employer, except as may be necessary in the ordinary course of performing the Executive's duties to the Employer.

(c) Documents, Records, etc.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or are produced by the Executive in connection with the Executive's employment shall be and remain the sole property of the Employer.  The Executive shall return to the Employer all such materials and property as and when requested by the Employer.  In any event, the Executive shall return all such materials and property immediately upon termination of the Executive's employment for any reason.  The Executive shall not retain with the Executive any such material or property or any copies thereof after such termination.  Notwithstanding the foregoing, the Executive may retain after the termination of his employment with the Employer copies of his personal notes, diaries, journals, correspondence, expense accounts, communication logs, business cards, contact lists, and other similar materials maintained by the Executive.

(d) Non-solicitation.  Without the prior written consent of the Board, during the period that the Executive is employed by Employer and for twelve (12) months immediately following the termination of the Executive's employment for any reason, the Executive shall refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Employer, and also shall refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Employer.  The Executive understands that the restrictions set forth in this Section 8(d) are intended to protect the Employer's interest in the Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

(e) Third-Party Agreements and Rights.  The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive's use or disclosure of information or the Executive's engagement in any business.  The Executive represents to the Employer that the Executive's execution of this Agreement, the Executive's employment with the Employer and the performance of the Executive's proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party.  In the Executive's work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f) Litigation and Regulatory Cooperation.  During and after the Executive's employment, the Executive shall reasonably cooperate with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Executive was employed by the Employer.  The Executive's reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times.  During and after the Executive's employment, the Executive also shall reasonably cooperate with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer.  The Employer shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive's performance of obligations pursuant to this Section 8(f) and shall pay the Executive for his time as a consultant on an hourly basis calculated based on his Base Salary (expressed on an hourly basis) at the time of the termination of his employment or as otherwise mutually agreed.  However, and notwithstanding anything to the contrary above, in no event shall the Executive be required to act or cooperate against his own interests.

(g) Developments.  The Executive shall make full and prompt disclosure to the Employer of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship (collectively "Developments"), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by the Executive (alone or jointly with others) or under the Executive's direction during the period of his employment and that pertain directly to the Employer's business operations.  The Executive acknowledges that all work performed by the Executive for Employer hereunder is on a "work for hire" basis, and the Executive hereby assigns and transfers, and shall assign and transfer, to the Employer and its successors and assigns all of the Executive's right, title and interest, including, but not limited to, all patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions, in and to all Developments that (a) relate to the business of the Employer or any of the products or services of the Employer; (b) result from tasks assigned to the Executive by the Employer; or (c) result from the use of personal property (whether tangible or intangible) owned, leased or contracted for by the Employer.

(h) Injunction.  The Executive agrees that it would be difficult to measure any damages caused to the Employer which might result from any breach by the Executive of the promises set forth in this Section 8, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, subject to Section 10 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Employer shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach.

9. Indemnification.  The Employer agrees to indemnify and hold harmless the Executive to the fullest extent permitted by New York law (including, but not limited to, indemnification for reasonable attorneys' fees and related expenses, including advancement of such fees and expenses as incurred) with respect to any future legal action, investigation, or other matter that in the Executive's reasonable good-faith belief requires independent counsel, related to acts taken by the Executive in good faith and within the scope of his employment during the course of the Executive's employment.

10. Arbitration of Disputes.  Except for a claim of sexual harassment or sexual assault, any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive's employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise as permitted by applicable law) shall, to the fullest extent permitted by law, be settled by arbitration in any forum, form or location agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in New York, New York in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  The cost of such arbitration shall be borne by Employer.  In the event that any person or entity other than the Executive or the Employer may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 10 shall be specifically enforceable.  Notwithstanding the foregoing, this Section 10 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided, that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 10.

11. Consent to Jurisdiction.  To the extent that any court action is permitted consistent with or to enforce Section 10 of this Agreement, the parties hereby consent to the jurisdiction of the courts of the State of California.  Accordingly, with respect to any such court action, the Employer and the Executive (a) submit to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

12. Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

13. Assignment; Successors and Assigns, etc.  Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, that the Employer may assign its rights under this Agreement without the consent of the Executive in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity.  This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

14. Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notice.  Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer, or in the case of the Employer, at its principal executive offices, Attention: Chairman of the Board, and a duplicate copy by email at its last known email address, with a copy (which shall not constitute notice) to Meretsky Law Firm, 121 King Street West, Suite 2150, Toronto, Ontario M5H 3T9, Attention: Jason Meretsky, Esq., and shall be effective on the date of delivery in person or by courier or three days after the date mailed.

17. Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

18. Governing Law.  This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such State.

19. Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

20. Sarbanes-Oxley Act of 2002.

(a) If the Executive becomes the subject of a formal investigation by a governmental authority involving possible violations of the United States federal securities laws, the Board may direct the Employer to withhold any payments otherwise due to the Executive under this Agreement that the Board reasonably determines, in good faith, may constitute "extraordinary payments" within the meaning of Section 1103 of the Sarbanes-Oxley Act of 2002 ("SOX") (including severance payments under Section 7) (collectively, "Withheld Payments"), subject to the following:

(i) Within five (5) business days of such determination, the Employer shall provide the Executive with written notice specifying the nature of the investigation, the categories of payments being withheld, and the factual basis for the Board's determination.  The Executive shall have the right, upon ten (10) business days' prior written notice, to appear before the Board with counsel to contest the withholding, and the Board shall respond in writing within ten (10) business days of any such appearance.  Any dispute arising under this Section 20(a) may be submitted to arbitration pursuant to Section 10.

(ii) Withholding shall continue until the earliest of: (A) the conclusion of the investigation without charges against the Executive; (B) a final, non-appealable adjudication or settlement resolving the matter; (C) a court or administrative order directing release; or (D) eighteen (18) months from the date withholding commenced (extendable only by court order under SOX Section 1103).

(iii) Withheld Payments shall accrue interest at the prime rate published in The Wall Street Journal (determined quarterly, compounded quarterly).  Upon the occurrence of clauses (A), (C), or (D) of Section 20(a)(ii), or upon the Executive's exoneration, all Withheld Payments together with accrued interest shall be paid within thirty (30) calendar days.

(iv) If the Executive admits wrongdoing with respect to federal securities law violations, or is found liable or guilty by final, non-appealable adjudication, the Board may (by two-thirds vote, excluding the Executive) permanently forfeit some or all Withheld Payments; provided that no forfeiture shall exceed amounts the Board reasonably determines would have been subject to disgorgement or restitution under applicable law.  Any Withheld Payments directed to be released by a court or administrative order shall be paid to the Executive notwithstanding the foregoing.

(v) Nothing herein limits or expands the authority of the Securities and Exchange Commission ("SEC") to seek a court order freezing extraordinary payments under SOX Section 1103, which authority exists independently of this Agreement.

(b) In the event that the Employer restates any financial statements that have been contained in reports or registration statements filed with the SEC, and the restatement of the prior financial statements is the result of material noncompliance with any financial reporting requirement under the securities laws - except with respect to restatements due to (i) changes in accounting laws or business issues not within the Executive's control, or (ii) lawsuits filed or threatened against the Employer - the Executive hereby acknowledges that the Employer shall recover from the Executive (x) incentive-based compensation (including stock options) awarded during the three (3)-year period preceding the date on which the Employer is required to prepare the restatement, (y) in excess of what would have been paid to the Executive under the restatement.  Any rules passed by the SEC under Section 10D of the Securities Exchange Act of 1934 (added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) shall be incorporated in this Agreement to the extent applicable.  The Executive agrees to reimburse the Employer for any bonuses received and/or profits realized from the sale of the Employer's securities (including the cash received from exercise of any options (or other awards of stock rights)) during the twelve (12)-month period following the first public issuance or filing with the SEC of the report or registration statement (whichever comes first) containing the financial information required to be restated, to the extent that such a clawback is required by Section 10D of the Securities Exchange Act of 1934; provided, however, that this Section shall not impose any liability on the Executive beyond any liability that is imposed under Section 304 of SOX, and the Executive shall only be obligated under this Section 20 to the extent that it is applied consistently to all of the Employer's officers.

(c) Notwithstanding the last sentence of Section 20(a), if Employer's common stock is listed on a national securities exchange and such exchange adopts rules requiring clawbacks beyond what Section 304 of SOX requires, such rules shall be incorporated in this Agreement to the extent applicable and the Executive shall comply with such rules, including but not limited to executing any amendment to this Agreement.

21. Section 409A.

(a) General.  It is the intention of both Employer and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder ("Section 409A"), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.  If the Executive or the Employer believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive and on the Employer).

(b) Distributions on Account of Separation from Service.  If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive's employment shall be made unless and until the Executive incurs a "separation from service" within the meaning of Section 409A.

(c) Six (6) Month Delay for Specified Employees.

(i) If the Executive is a "specified employee," then no payment or benefit that is payable on account of the Executive's "separation from service," as that term is defined for purposes of Section 409A, shall be made before the date that is six (6) months after the Executive's "separation from service" (or, if earlier, the date of the Executive's death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A.  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(ii) For purposes of this provision, the Executive shall be considered to be a "specified employee" if, at the time of his separation from service, the Executive is a "key employee," within the meaning of Section 416(i) of the Code, of the Employer (or any person or entity with whom the Employer would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(d) No Acceleration of Payments.  Neither the Employer nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(e) Treatment of Each Installment as a Separate Payment.  For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f) Taxable Reimbursements and In-Kind Benefits.  Any reimbursements by the Employer to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive's income for Federal income tax purposes (the "Taxable Reimbursements") shall be made by no later than the last day of the taxable year of the Executive following the year in which the expense was incurred.  The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Executive, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive.  The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.  If the Employer provides payment or reimbursement of health coverage and/or COBRA premiums, or otherwise provides group health plan coverage at no cost to the Executive and the group health plan is self-funded, then the fair market value of such reimbursement and/or coverage shall be included as additional taxable income to the Executive.

(g) No Guaranty of 409A Compliance.  Notwithstanding the foregoing, the Employer does not make any representation to the Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Employer shall have no liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties that the Executive or any beneficiary of the Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

(h) Release.  In the event that any payment(s) from the Employer to Executive is conditioned upon Executive's execution and non-revocation of a general release of claims in favor of the Employer, and the period Executive has to sign and/or revoke such release spans two calendar years, the Employer will pay (or begin paying you, as applicable) such payment(s) as soon as possible but in no event earlier than the beginning of such second calendar year.

[Signature page to follow]

IN WITNESS WHEREOF, this Agreement has been executed by the Employer and by the Executive as of the Effective Date.

SPHERE 3D CORP.

By:	/s/ Duncan McEwan
Duncan McEwan, Director, Chairman of the Board

By:	/s/ Sue Harnett
Sue Harnett, Director, Chairperson of the Compensation Committee

EXECUTIVE:

By:	/s/ Kurt Kalbfleisch
Kurt Kalbfleisch

Date:	May 29, 2026